Exhibit 99.1

Privileged and confidential

Nuvation Bio Announces Discontinuation of NUV-422

Clinical Development Program

Company prioritizes NUV-868, its BD2 selective BET inhibitor currently in a Phase 1 dose escalation study in advanced solid tumors, and its novel small molecule Drug-Drug Conjugate (DDC) platform

Company restructuring and cost savings associated with NUV-422 program discontinuation to extend cash runway through 2028

New York, August 1, 2022 – Nuvation Bio Inc. (NYSE: NUVB), a biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel therapeutic candidates, today announced that it will prioritize NUV-868 and development of its novel small molecule DDC platform and discontinue clinical development of NUV-422.

The decision to discontinue clinical development of NUV-422 is the result of an internal risk-benefit analysis factoring in feedback received from the U.S. Food and Drug Administration (FDA) in a partial clinical hold letter for the Company’s monotherapy Phase 1/2 study (Protocol NUV-422-02) and clinical hold letters for its combination Phase 1b/2 studies (Protocols NUV-422-03 and NUV-422-04). The FDA verbally placed a partial clinical hold on the Phase 1 dose escalation portion of the Company’s NUV-422-02 study in June 2022. At that time, the Company had proactively paused enrollment of new patients following the emergence of a safety signal, uveitis, which is a form of inflammation of the eye. Furthermore, the FDA requested a mitigation plan to address the adverse event of uveitis. Given that the etiology of uveitis associated with NUV-422 is not understood and that its development appears unpredictable, the Company believes that it would be difficult to craft an effective mitigation plan without significant further research.

Nuvation Bio will intensify its focus and concentrate its resources on the clinical development of NUV-868, its BD2-selective BET inhibitor, and identifying a lead clinical candidate from its novel small molecule DDC platform. Enrollment is ongoing in the Phase 1 monotherapy study of NUV-868, and the Company has planned Phase 1b studies of NUV-868 in combination with olaparib or enzalutamide to enhance the potential value of this program across multiple tumor types.

A reduction in work force of 35% and other cost savings associated with the NUV-422 program discontinuation will enable Nuvation Bio to extend its cash runway through 2028. The Company expects to report a balance of approximately $703.8 million in cash, cash equivalents and marketable securities as of June 30, 2022.

“Nuvation Bio was founded on a commitment to advance a broad pipeline of innovative therapies as quickly and safely as possible for people with cancers that do not currently have adequate treatment options. As part of this commitment, we have always operated as a scientifically rigorous, data-driven company. Following an extensive analysis of the Phase 1 dose escalation study of NUV-422 in solid tumors, we made the determination that uveitis cannot be safely managed. We sincerely thank all patients and investigators who were part of the NUV-422 clinical program for their prodigious efforts. We also thank our employees for their commitment to the Nuvation Bio mission. It was a difficult decision to discontinue the program and we are extremely grateful for each of their contributions,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio.

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Dr. Hung added: “We believe that our disciplined, data-driven and timely decision to prioritize our other programs over the NUV-422 program based on our most recent clinical data serves to increase our probability of ultimate success in our efforts to bring game-changing drugs to patients who desperately need them. To that end, we are excited to continue enrolling patients in the NUV-868 Phase 1 study and are encouraged by our progress with our novel small molecule DDC platform. With a robust cash balance and a world class drug development team, we are well positioned to progress these priority programs in some of the most difficult-to-treat cancers.”

About Nuvation Bio

Nuvation Bio is a biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel therapeutic candidates. Nuvation Bio’s proprietary portfolio includes mechanistically distinct oncology therapeutic product candidates, each targeting some of the most difficult-to-treat types of cancer. Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York and San Francisco. For more information, please visit www.nuvationbio.com.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Nuvation Bio’s cash balance and cash runway and anticipated patient enrollment in its ongoing Phase 1 and planned Phase 1b studies of NUV-868. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the challenges associated with conducting drug discovery and initiating or conducting clinical trials due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on May 9, 2022, under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

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Nuvation Bio Investor Contact:

ir@nuvationbio.com

Nuvation Bio Media Contact:

Argot Partners

Leo Vartorella

leo@argotpartners.com